Exhibit 99.1

ARGAN, INC.’s WHOLLY OWNED SUBSIDIARY GEMMA POWER SYSTEMS ENTERS INTO A CONSENT AND INTERCREDITOR AGREEMENT FOR A GAS FIRED POWER PLANT

April 1, 2013 – ROCKVILLE, MD – Argan, Inc. (NYSE MKT: AGX) announced that its wholly owned subsidiary, Gemma Power Systems (GPS) entered into a Consent and Intercreditor Agreement in connection with the construction and design of a 825 MW gas fired power plant in Pennsylvania.

GPS has been funding Moxie Liberty LLC (Moxie) in the development of this power plant project and has advanced approximately $3.6 million in working capital to the project. On March 28, 2013, Moxie entered into a Membership Interests Purchase Agreement with a third party investor who will provide advances of certain preconstruction costs. The consummation of the purchase of Moxie is contingent upon the third party investor securing permanent financing for the project.

Should the third party investor consummate the Moxie purchase, GPS would build and design the power plant under an EPC agreement. GPS would receive development success fees and repayment of the working capital advances plus accrued interest from the proceeds of the sale of Moxie.

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467